EXHIBIT (j)(2)



                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to the Registration Statement (1933 Act File No. 33-71320) of Eaton Vance Municipals Trust II on Form N-1A of our reports dated March 7, 2003 for High Yield Municipals Portfolio and Eaton Vance High Yield Municipals Fund (the "Fund") for the year ended January 31, 2003 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

May 27, 2003
Boston, Massachusetts